Exhibit 99.1

8 May 2008

For immediate release

Best Buy, a World-Leading Consumer Electronics Retailer, and The Carphone Warehouse, a World-Leading Independent Mobile Phone Retailer, to Create a New Company

New Venture to Accelerate the Development of The Carphone Warehouse’s Retail Proposition and to Introduce Best Buy Stores Across Europe

Best Buy to Acquire 50% of The Carphone Warehouse’s European and US Retail Interests for a Cash Consideration of GBP 1.1 Billion or $2.1 Billion

The Carphone Warehouse to Use Proceeds to Pay Down Debt, Invest in Broadband Customer Growth and Infrastructure, and Invest in New Areas of Growth Presented by the Transaction

The Carphone Warehouse Group PLC (“The Carphone Warehouse”) (LSE: CPW) and Best Buy Co., Inc. (“Best Buy”) (NYSE: BBY) have agreed to form a new venture to accelerate their growth by capitalising on the European consumer’s evolving appetite for consumer electronics.  The assets of the newly-formed company will comprise The Carphone Warehouse’s existing retail business, operating from more than 2,400 stores in nine European countries under the Carphone Warehouse and Phone House brands; and The Carphone Warehouse’s share of its existing relationships with Best Buy.

Best Buy is a world-leading consumer electronics retailer, with fiscal 2008 revenues of $40 billion, operating income of $2.2 billion, 150,000 employees and 1,314 stores providing over 48 million square feet of sales space in the United States, Canada and China.  Best Buy plans to acquire a 50% stake in the new company for a cash consideration of £1.1 billion, or $2.1 billion.

Consumer electronics has been the fastest-growing category in European retail over the past five years and represents an estimated market of approximately £89 billion ($175 billion). The two companies expect growth in consumer electronics to be led by the convergence in entertainment, computing and communications.

Best Buy and The Carphone Warehouse expect wireless information provision, mobility and broadband to create significant new consumer and business opportunities.  Demonstrating, advising on, configuring and connecting these services will be key to success in this new market.  The two companies believe that the customer focus and passion for impartial advice that they share will be crucial elements of the new venture, and give it the potential to build a substantial presence in European larger format consumer electronics retailing.

On completion of the transaction, The Carphone Warehouse and Best Buy will each own 50% of the retail business, comprising all the 2,400 stores, the web and direct businesses, the insurance operations, and its airtime reselling businesses. The Carphone Warehouse continues to own 100% of its fixed line telecoms business in the U.K., comprising TalkTalk, AOL Broadband and Opal; and its share of the Virgin Mobile France joint venture. Best Buy continues to hold its 2.9% stake in The Carphone Warehouse.

The Carphone Warehouse plans to use the proceeds of the transaction to repay existing debt, to invest in broadband customer growth and infrastructure, and to invest in new areas of growth presented by the transaction.

The transaction is subject to the approval of The Carphone Warehouse’s shareholders.  The directors of The Carphone Warehouse have unanimously agreed to vote in favour of the resolution to approve the transaction at the extraordinary general meeting scheduled to take place by early August.

The purpose of the new venture is three-fold. Specifically, the new company plans:

•                  To continue to grow The Carphone Warehouse’s existing retail business through further physical expansion in its existing European markets, the acceleration of the current evolution towards mobile and fixed line connectivity, growth in private-label products, and the realisation of benefits from joint purchasing, joint sourcing and merchandising optimization;

•                  To build a significant market share in consumer electronics retailing in Europe, through the roll-out of Best Buy stores, services and websites in selected markets, beginning in calendar 2009; and

•                  To bring to Best Buy’s core North American operations The Carphone Warehouse’s expertise in sourcing mobility products, bundling services and operating smaller stores, thereby enhancing and diversifying Best Buy’s skill set for improving its customer experience.

The new venture would also benefit from a long-term commercial agreement with The Carphone Warehouse’s fixed line division in the U.K., enabling it to create attractive offerings through the extension of the subsidised hardware model from mobile to fixed line.

Charles Dunstone, CEO of The Carphone Warehouse, said, “Today’s announcement marks the next big step in The Carphone Warehouse’s growth story.  We have built The Carphone Warehouse by anticipating consumers’ changing needs and adapting in advance to meet them.  Our core principles of full range, impartial advice and best value have underpinned the creation of our leading position in mobile retailing.  Our approach to fixed line telecoms and our subsequent launch of free broadband followed these principles by championing choice and value for customers in a traditionally uncompetitive marketplace.  Each of these businesses in its own way has changed the market it serves, and each has benefited shareholders as well as customers.

“We have been working closely with Best Buy for nearly two years,” Dunstone continued, “and it is clear that we have very complementary cultures, skills and assets — it’s a perfect match. It is also clear that we have a significant opportunity for incremental growth in our retail business which we can best realise with Best Buy on board.  Best Buy brings demonstrable expertise in merchandising, sourcing and customer service: that should help us accelerate the evolution of our business towards the broader connectivity market.  We bring local knowledge, infrastructure and the expertise in linking services to product: that should help them push into larger format consumer electronics retailing in Europe.”

Roger Taylor, CFO of The Carphone Warehouse, said, “We are joining forces with a leader in consumer electronics retailing to enter a major new market together.  Best Buy’s track record of value creation speaks for itself.  In addition, the proceeds from the transaction give us the power and flexibility to maximise the value of our fixed line business and enhance its scale and profitability.  Our employees, customers and suppliers all stand to benefit from the increased opportunities that the venture brings — as do our shareholders.  We welcome our expanded relationship and are very excited about its future growth prospects.”

“Both companies could have pursued their goals individually,” said Brad Anderson, Vice Chairman and CEO of Best Buy. “However, we believe that we can collapse time, increase our success with consumers and create more shareholder value for both companies by pursuing our goals together. The Carphone Warehouse offers complementary capabilities as well as local customer insights, and has a similar passion for the customer and employee experience.”

Bob Willett, CEO - Best Buy International and Chief Information Officer, said, “We’ve been successful with our business model and aspire to apply that model to one of the largest markets in the world. Yet we must do so carefully and with humility. We have seen great companies fail because they thought they could simply export their current business model to new geographies. We intend to plan our European entry strategy carefully, focused on customer needs, and with on-the-ground help from our trusted partner, The Carphone Warehouse.”

“We have been sharing experiences with The Carphone Warehouse for four years and working closely with them for the last two,” said Brian Dunn, President and Chief Operating Officer of Best Buy. “Both companies focus on anticipating and meeting the changing needs of customers.  Our cultures are similar, and we share a mutual trust and common values. We believe our combined expertise has potential to result in significant financial upside as we together attempt to transform retail in Europe through the Carphone Warehouse, Phone House and Best Buy brands. Consumers’ needs, both explicit and latent, are dramatically changing, and we want to capitalize on those.  We also intend to make the substantial capabilities of Best Buy fully available to the new venture to ensure its successful growth.”

Best Buy Mobile, which Best Buy developed through its relationship with The Carphone Warehouse, offers its U.S. customers twice the assortment of mobile phones previously offered in Best Buy stores, and has been producing higher customer satisfaction scores (as compared with stores without the Best Buy Mobile experience). The new concept is being introduced into all of Best Buy’s stores in the United States during calendar 2008.  The two companies also have been collaborating to bring Geek Squad, a 24-hour computer support task force, to European markets.

Details of the Transaction

The Carphone Warehouse is proposing to contribute its retail business (which includes all retail stores, its mobile airtime reselling operations, and its insurance operations) into the new venture in return for a 50% stake in the new company and total cash consideration of £1.088 billion ($2.142 billion), payable by Best Buy on completion.  The transaction includes The Carphone Warehouse’s economic interests in Best Buy Mobile in the United States, as well as the Geek Squad in the U.K. and Spain. The transaction excludes The Carphone Warehouse’s U.K. fixed line operations, its share in Virgin Mobile France and its major freehold properties.

The Carphone Warehouse’s retail business generated EBITDA of £263 million ($518 million) and an operating profit of £177 million ($349 million) on revenues of £2.9 billion ($5.7 billion) in the year ended March 2007, as reported under International Financial Reporting Standards.  Details of the gross assets that are the subject of the transaction, and the audited financial results for the year to March 2008, will be included in the circular to be sent to shareholders in due course.

It is proposed that The Carphone Warehouse’s existing European retail management team will remain responsible for the day-to-day management of the new venture.  In due course, the team will be supplemented by additional personnel from Best Buy as the development of the Best Buy stores and websites gathers pace.  Bob Willett is expected to be chairman of the new venture, and Roger Taylor, The Carphone Warehouse’s Group CFO, is anticipated to be CEO in addition to retaining his existing duties.  The business is to be overseen by a board comprising equal numbers of Best Buy and The Carphone Warehouse executives, including Charles Dunstone, Group CEO of The Carphone Warehouse.

In summary, both companies believe that the transaction provides the right platform for The Carphone Warehouse to expand its business model into new areas outside its current expertise, and for Best Buy to launch consumer electronics stores in Europe. The companies estimate the size of the European market for consumer electronics at £89 billion ($175 billion), and believe that no other European retailer offers the type of shopping experience the new venture intends to provide for consumers. While The Carphone Warehouse could continue to expand and evolve its core proposition on a standalone basis, and similarly Best Buy could make a “greenfield” entry on its own into the European consumer electronics market, both parties believe that the opportunities presented by the changing marketplace can be taken more quickly, more successfully and more cost-effectively by combining their diverse skills and resources.

The transaction is conditional on the passing of an ordinary resolution approving the transaction by The Carphone Warehouse shareholders at its extraordinary general meeting, which is expected to take place by early August 2008.  It is also conditional on receipt of approval of the change in corporate controller from the Financial

Services Authority, and on The Carphone Warehouse completing the reorganisation of its corporate structure to create a new holding company for its retail assets.

The transaction is expected to close during Best Buy’s fiscal second quarter, which concludes on 30 August 2008.

Financial Effects on The Carphone Warehouse

Gross cash consideration of approximately £1.1 billion ($2.1 billion) is payable by Best Buy to The Carphone Warehouse on completion of the transaction.  Although on a standalone basis the transaction will be dilutive to The Carphone Warehouse’s earnings per share by approximately 10-15% in the year to March 2009, The Carphone Warehouse board believes that the incremental opportunities for growth and value creation resulting from the transaction significantly enhance the long-term prospects for the distribution business and the group as a whole.

The Carphone Warehouse expects to use the consideration received from Best Buy as follows:

•                  To repay debt at the Group level;

•                  To invest further in its next generation telecoms network in the UK, to widen its physical footprint and build additional capacity and resilience;

•                  To continue to grow its fixed line customer base, both organically and through acquisition, should appropriate opportunities arise; and

•                  To invest in new growth opportunities presented by the transaction.

Financial Effects on Best Buy

Best Buy’s £1.1 billion ($2.1 billion) acquisition of a 50% share in the new venture is expected to be funded through a combination of cash on hand, existing bank lines and other new borrowing. At the end of its fiscal 2008, Best Buy had cash and cash equivalents and short-term investments of $1.5 billion. As a result of this investment, Best Buy does not expect to repurchase shares under its existing share repurchase program in fiscal 2009. Best Buy previously had disclosed that its fiscal 2009 earnings guidance included an assumption of $800 million in share repurchases.

Best Buy is expected to consolidate the financials of the new venture following the close of the transaction. For Best Buy, this transaction is expected to add approximately $5 billion to fiscal 2009 revenue.  In combination with the negative impact of the reduction in its share repurchases, the transaction is expected to be accretive by $0.05 to $0.07 to its fiscal 2009 diluted earnings per share.

Best Buy anticipates that this venture will provide another significant profit growth opportunity, enhancing its innovation capabilities, and further diversifying its business.  Other key benefits of the investment for Best Buy include the addition of a well respected management team with a successful track record; and purchasing synergies.

Anderson added, “We believe that successful companies create partnerships and networks to maximize growth. This is a great addition to each of our networks of skills and capabilities.”

Shareholder Approval

A circular setting out full terms of the transaction is expected to be posted to The Carphone Warehouse shareholders by 13 June 2008, together with a notice convening an extraordinary general meeting to approve the transaction.

This transaction does not require the approval of Best Buy’s shareholders.

Investor Presentation

An overview of the transaction and key strategic highlights will be presented to investors and analysts at 2.30 p.m. London time or 9:30 a.m. eastern time today at Altitude, 29th Floor, Millbank Tower, 21-24 Millbank, London SW1P 4QP.  The slides and an interactive webcast will be available at www.cpwplc.com and www.bestbuy.com at the same time.  Dial-in numbers are as follows:

UK	0800 279 4053
United States	1 866 928 6048
Other	+44 20 7750 9910

Further details of the new company’s future growth plans will be presented to investors and analysts after the transaction has completed.  The Carphone Warehouse’s preliminary results announcement is being postponed from 3 June 2008 to 12 June 2008 to tie in with the anticipated posting of the shareholder circular on that date.

Contact Details

The Carphone Warehouse Public Relations:

Mark Schmid,	+44 7960 483181
Shane Conway,	+44 7932 199659
Anthony Carlisle,	+44 7973 611888 or +44 20 7638 9571

(Citigate Dewe Rogerson)

The Carphone Warehouse Investor Relations:

Peregrine Riviere,	+44 7909 907193
Carla Bloom,	+44 7891 094542

Best Buy Public Relations:

Sue Busch,	(612) 291-6114 or +44 7503 298194
Kelly Groehler,	(612) 291-6115
Paula Baldwin,	(612) 291-6126

Best Buy Investor Relations:

Jennifer Driscoll,	(612) 291-6110 or +44 7503 298195
Charles Marentette,	(612) 291-6184

Best Buy’s Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the U.S. Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect Best Buy management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: failure to receive necessary approvals for the transaction; failure to achieve anticipated benefits of the transaction; and integration challenges relating to the new venture.  Other factors include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, Best Buy’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of risks, uncertainties and other matters can be found in Best Buy’s annual report and other reports filed from time to time with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on 30 April 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About The Carphone Warehouse Group PLC

The Carphone Warehouse is Europe’s largest independent retailer of mobile phones and related services, with over 2,400 stores across nine countries.  Our proposition is to offer customers impartial advice across the widest range of handsets, networks and tariffs in the market.  We trade as The Carphone Warehouse in the U.K. and Ireland, and as Phone House in our other European markets.  In addition, under the TalkTalk and AOL brands we are a leading provider of residential telecoms services in the U.K., with over 2.7 million broadband customers and 2.7 million voice customers. The business was founded in 1989 by CEO Charles Dunstone.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) operates an international portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through approximately 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca, BestBuy.com.cn and Best BuyMobile.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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